Exhibit 5.1 Opinion of Igler
                                & Dougherty, P.A.

                             IGLER & DOUGHERTY, P.A.
                                Attorneys at Law
                              1501 PARK AVENUE EAST
                           TALLAHASSEE, FLORIDA 32301
                                    --------
(904) 878-2411 TELEPHONE                                (904) 878-1230 FACSIMILE

                                 January 2, 1996


Board of Directors
The Commercial Bancorp, Inc.
258 North Nova Road
Ormond Beach, FL 32174

Gentlemen:

         You have requested our opinion in connection with the proposed stock offering of up to 1,200,000 shares of Common Stock, par value $.01 per share (the "Common Stock") by The Commercial Bancorp, Inc., ("Company") through a public offering.

         In preparation of this opinion, we have reviewed the Company's Articles of Incorporation, its Bylaws, Registration Statement on Form SB-2 filed on behalf of the Company with the Securities and Exchange Commission ("SEC") on January 3, 1996, and all exhibits thereto (the "Registration Statement"). We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate and other records, have obtained such certificates, letters, representations, and information from the officers and directors of the Company and from others, and made such examinations of law as we have deemed necessary. In connection with rendering the opinions set forth below, we have assumed that the Company will conduct business primarily in Florida.

         Based upon the foregoing, it is our opinion that:

         1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of Florida, with corporate power and authority to own its property and conduct its business as now conducted as described in the Registration Statement;

         2. The shares of Common Stock of the Company to be issued in accordance with the terms set forth in the Prospectus constituting a part of the Registration Statement are validly authorized and, when (a) the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities law as may be applicable have been complied with, (b) the subscription agreements for such shares have been properly accepted, and (c) such shares have been duly delivered against payment therefore as contemplated by the Prospectus, such shares will be validly issued, fully paid, and nonassessable.

         We understand that you may wish to include this Opinion as an exhibit to the Registration Statement, and we consent to such inclusion. Furthermore, we consent to the references to this firm's name in the Company's Prospectus and any and all amendments thereto.

                                          Sincerely,
                                          Igler & Dougherty, P.A.

                                          /s/ Igler & Dougherty, P.A.